Exhibit T3A.7(c)

State of Delaware Secretary of State Division of Corporations Delivered 09:51 AM 01/30/2019 FILED 09:51 AM 01/30/2019 SR 20190589911 - File Number 6660521

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND/OR REGISTERED OFFICE

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is                                                                             Core Scientific, Inc.                                                     .

2. The Registered Office of the corporation in the State of Delaware is changed to 9 E. LOOCKERMAN STREET, SUITE 311                                 (street), in the City of DOVER                                             , County of KENT                                              Zip Code   19901                        . The name of the Registered Agent at such address upon whom process against this Corporation may be served is REGISTERED AGENT SOLUTIONS, INC.                                    .

3. The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

By:	/s/ Bill Humes
Authorized Officer

Name:	Bill Humes
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